Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MEDGENICS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Medgenics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.       The name of the corporation is Medgenics, Inc.

2.       This Certificate of Amendment amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, which was previously filed with the Secretary of State of the State of Delaware on December 3, 2007, and amended by that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which was previously filed with the Secretary of State of the State of Delaware on June 4, 2009, and further amended by that certain Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which was previously filed with the Secretary of State of the State of Delaware on February 14, 2011 (collectively, the “Certificate of Incorporation”).

3.       The Certificate of Incorporation is hereby amended to effect a change to the name of the Corporation. Article I of the Certificate of Incorporation is hereby deleted in its entirety, and the following shall be substituted in lieu thereof:

ARTICLE I

NAME

The name of the corporation is: Aevi Genomic Medicine, Inc.

4.       The amendment set forth in this Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with Section 242(b)(1) of the General Corporation Law of the State of Delaware.

5.       This amendment shall be effective as of 12:01 a.m. Eastern Time on December 15, 2016.

IN WITNESS WHEREOF, Medgenics, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 14th day of December, 2016.

Medgenics, Inc.

By:	/s/ Michael F. Cola
Name: Michael F. Cola
Its: President and Chief Executive Officer